CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Notes	$23,699,000	$2,751.45

(1) Fees of $2,684.23 were previously paid in connection with this offering as disclosed in pricing supplement no. 1530 dated August 15, 2011 to Registration Statement No. 333-155535 filed by JPMorgan Chase &Co., which pricing supplement was filed on August 17, 2011.

Amended and Restated Pricing Supplement no. 1530-A* To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 32-A-II dated May 17, 2010	Registration Statement No. 333-155535 Dated August 18, 2011 Rule 424(b)(2)

Structured Investments	$23,699,000 Capped Notes Linked to the iShares® MSCI Emerging Markets Index Fund due August 18, 2016

General

  The notes are designed for investors who seek capped exposure to appreciation of the iShares® MSCI Emerging Markets Index Fund up to a maximum payment at maturity of $1,850. Investors should be willing to forgo interest and dividend payments, as well as appreciation in the iShares® MSCI Emerging Markets Index Fund above 85%, while seeking repayment of at least 90% of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Investing in the notes is not equivalent to investing in the iShares® MSCI Emerging Markets Index Fund or any of the equity securities held by the iShares® MSCI Emerging Markets Index Fund.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing August 18, 2016†
  Minimum denominations of $1,000 and integral multiples thereof
  The notes priced on August 15, 2011 and are expected to settle on or about August 18, 2011.

Key Terms

Index Fund:	The iShares® MSCI Emerging Markets Index Fund (“EEM”)
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, calculated as follows:
If the Index Fund Return is greater than zero, you will receive the lesser of:
a) $1,000 + ($1,000 × Index Fund Return × Participation Rate); and
b) $1,850.
If the Index Fund Return is less than or equal to zero, you will receive the greater of:
a) $1,000 + ($1,000 × Index Fund Return); and
b) $900.
You are entitled to repayment of 90% of your principal at maturity, subject to the credit risk of JPMorgan Chase & Co.
Participation Rate:	100%
Maximum Return:	$850 for each $1,000 principal amount note.
Index Fund Return:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	The closing price of one share of the Index Fund on the pricing date, which was $42.23, divided by the Share Adjustment Factor.
Final Share Price:

The arithmetic average of the closing prices of one share of the Index Fund on the Ending Averaging Dates, each such price subject to adjustment under certain circumstances. See “Description of Notes – Payment at Maturity” and “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. 32-A-II for further information about these adjustments.

Share Adjustment Factor:

1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes – Payment at Maturity” and “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. 32-A-II for further information about these adjustments.

Ending Averaging Dates:

November 15, 2011†, February 15, 2012†, May 15, 2012†, August 15, 2012†, November 15, 2012†, February 15, 2013†, May 15, 2013†, August 15, 2013†, November 15, 2013†, February 18, 2014†, May 15, 2014†, August 15, 2014†, November 17, 2014†, February 17, 2015†, May 15, 2015†, August 17, 2015†, November 16, 2015†, February 16, 2016†, May 16, 2016† and August 15, 2016† (the final Ending Averaging Date)

Maturity Date:	August 18, 2016†
CUSIP:	48125XN28
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 32-A-II.
*	This amended and restated pricing supplement no. 1530-A amends and restates and supersedes the pricing supplement no. 1530 related hereto dated August 15, 2011 to product supplement no. 32-A-II in its entirety (the pricing supplement no. 1530 is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000089109211005539/e44953_424b2.htm).

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-11 of the accompanying product supplement no. 32-A-II and “Selected Risk Considerations” beginning on page PS-2 of this amended and restated pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$30.98	$969.02

Total	$23,699,000	$734,195.02	$22,964,804.98

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $30.98 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $8.50 per $1,000 principal amount note. The concessions of $8.50 per $1,000 principal amount note include concessions to be allowed to selling dealers and a referral fee to be paid to an arranging dealer. This commission includes the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-128 of the accompanying product supplement no. 32-A-II.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 18, 2011

Additional Terms Specific to the Notes

You should read this amended and restated pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 32-A-II dated May 17, 2010. This amended and restated pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated August 15, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This amended and restated pricing supplement no. 1530-A amends and restates and supersedes pricing supplement no. 1530 related hereto dated August 15, 2011 to product supplement no. 32-A-II in its entirety. You should rely only on the information contained in this amended and restated pricing supplement no. 1530-A and in the documents listed below in connection with your investment in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 32-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 32-A-II dated May 17, 2010:
  http://www.sec.gov/Archives/edgar/data/19617/000089109210002020/e38794_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this amended and restated pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of this offering, all references to “Principal Protected Notes Linked to a Weighted Basket of Components” or “Principal Protected Notes” in the accompanying product supplement no. 32-A-II are deemed to refer to “Capped Notes Linked to the iShares® MSCI Emerging Markets Index Fund.”

For purposes of this offering, the iShares® MSCI Emerging Markets Index Fund is a “Basket Fund” as described in the accompanying product supplement no. 32-A-II.

For purposes of this offering, the “Payment at Maturity” described herein shall supersede “Payment at Maturity” as described in the accompanying product supplement no. 32-A-II. The minimum payment at maturity on the notes is $900 per $1,000 principal amount, subject to the credit risk of JPMorgan Chase & Co.

JPMorgan Structured Investments —	PS-1
Capped Notes Linked to the iShares® MSCI Emerging Markets Index Fund

Selected Purchase Considerations

  POTENTIAL PRESERVATION OF AT LEAST 90% OF YOUR PRINCIPAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least 90% of your initial investment in the notes if you hold the notes to maturity, regardless of the performance of the Index Fund. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  CAPPED APPRECIATION POTENTIAL — The notes provide capped exposure to appreciation of the Index Fund. The maximum payment at maturity is $1,850 for every $1,000 principal amount note. Because the notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  DIVERSIFICATION OF THE iSHARES® MSCI EMERGING MARKETS INDEX FUND — The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Emerging Markets Index, which we refer to as the Underlying Index. The Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected emerging markets countries. For additional information about the Index Fund, see “The iShares® MSCI Emerging Markets Index Fund” in the accompanying product supplement no. 32-A-II.
  TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 32-A-II. Notwithstanding any disclosure in that product supplement to the contrary, our special tax counsel in this transaction is Sidley Austin LLP. Subject to the limitations described therein, in the opinion of our special tax counsel, Sidley Austin LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You generally will be required to accrue taxable interest income in each year at a rate equal to our comparable yield, although we will not make any payments with respect to the notes until maturity. Interest included in income will increase your basis in your notes. Generally, any amount received at maturity or earlier sale or exchange in excess of your adjusted basis will be treated as additional interest income, while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to your notes, which to that extent will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, which may be subject to limitations. You should consult your tax adviser concerning the application of these rules. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

  The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.
  COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 3.45%, compounded semi-annually. Based on our determination of the comparable yield, the “projected payment schedule,” per $1,000 principal amount note, consists of a single payment at maturity equal to $1,186.61. Assuming a semi-annual accrual period, the following table states the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (per $1,000 note)	Total Accrued OID from Original Issue Date per $1,000 note as of End of Calendar Period

August 18, 2011 through December 31, 2011	$12.65	$12.65

January 1, 2012 through December 31, 2012	$35.24	$47.89

January 1, 2013 through December 31, 2013	$36.47	$84.36

January 1, 2014 through December 31, 2014	$37.74	$122.10

January 1, 2015 through December 31, 2015	$39.05	$161.15

January 1, 2015 through August 18, 2016	$25.46	$186.61

  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index Fund or any of the equity securities held by the Index Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 32-A-II dated May 17, 2010.

  YOUR INVESTMENT MAY RESULT IN UP TO A 10% LOSS AT MATURITY — The return on the notes at maturity is linked to the performance of the Index Fund, and will depend on whether, and the extent to which, the Index Fund Return is positive. You will receive no more than 90% of the principal amount of your notes if the Index Fund Return declines by more than 10%.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN OF 85% AT MATURITY — If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive a payment

JPMorgan Structured Investments —	PS-2
Capped Notes Linked to the iShares® MSCI Emerging Markets Index Fund

  at maturity that will not exceed the maximum payment at maturity of $1,850, regardless of the appreciation in the Index Fund, which may be significant.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that such hedging activities or other trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Index Fund and the notes.
  THE QUARTERLY AVERAGING CONVENTION USED TO CALCULATE THE FINAL SHARE PRICE COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument whose return is based solely on the performance of the Index Fund. Your ability to participate in the appreciation of the Index Fund may be limited by reference to the quarterly averaging used to calculate the Final Share Price, especially if there is a significant increase in the closing price per share of the Index Fund during the latter portion of the term of the notes or if there is significant volatility in the closing price per share of the Index Fund during the term of the notes. Accordingly, you may not receive the benefit of the full appreciation of the Index Fund between each of the Ending Averaging Dates or between the pricing date and the final Ending Averaging Date.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this amended and restated pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Affect the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Index Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Index Fund, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Index Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Index Fund denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the Index Fund will be adversely affected and the payment at maturity of the notes may be reduced.
  THERE ARE RISKS ASSOCIATED WITH THE INDEX FUND — Although shares of the Index Fund are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market. In addition, the Index Fund is subject to management risk, which is the risk that the strategy of BlackRock Fund Advisors (“BFA”) the Index Fund’s investment advisor, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BFA may select up to 10% of the Index Fund’s assets to be invested in securities not included in its Underlying Index but which BFA believes will help the Index Fund track its Underlying Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA. Any of such actions could adversely affect the market price of the shares of the Index Fund, and consequently, the value of the notes.
  DIFFERENCES BETWEEN THE INDEX FUND AND THE MSCI EMERGING MARKETS INDEX — The Index Fund does not fully replicate the MSCI Emerging Markets Index, may hold securities not included in the Underlying Index and will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Index Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Index Fund and the Underlying Index. Finally, because the shares of the Index Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund. For all of the foregoing reasons, the performance of the Index Fund may not correlate with the performance of the Underlying Index.
  NON-U.S. SECURITIES RISK — The foreign equity securities held by the Index Fund have been issued by non-U.S. companies. Investments in notes linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally

JPMorgan Structured Investments —	PS-3
Capped Notes Linked to the iShares® MSCI Emerging Markets Index Fund

  less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
  EMERGING MARKETS RISK — The foreign equity securities held by the Index Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.  Any of the foregoing could adversely affect the market value of shares of the Index Fund and the notes.
  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Index Fund or equity securities held by the Index Fund or included in the Underlying Index would have.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  THE ANTI-DILUTION PROTECTION FOR THE INDEX FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the closing price per share of the Index Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the actual and expected volatility in the Index Fund;
    the time to maturity of the notes;
    the dividend rate on the equity securities held by the Index Fund;
    interest and yield rates in the market generally as well as in each of the markets of the equity securities held by the Index Fund;
    the occurrence of certain events affecting the Index Fund that may or may not require an adjustment to the Share Adjustment Factor;
    a variety of economic, financial, political, regulatory and judicial events that affect the equity securities held by the Index Fund or the stock markets generally;
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities held by the Index Fund trade and the correlation between those rates and the prices of shares of the Index Fund; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	PS-4
Capped Notes Linked to the iShares® MSCI Emerging Markets Index Fund

Sensitivity Analysis – Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table and examples illustrate the payment at maturity for a $1,000 principal amount note for a hypothetical range of performances for the Index Fund Return from -80% to +90%, assume an Initial Share Price of $40 and reflect the Participation Rate of 100% and the maximum payment at maturity of $1,850 per $1,000 principal amount note. The following results are based solely on the hypothetical example cited. The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payments at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Share Price	Index Fund Return	Hypothetical Total Return on the Notes	Payment at Maturity

$76.00	90.00%	85.00%	$1,850.00
$74.00	85.00%	85.00%	$1,850.00
$72.00	80.00%	80.00%	$1,800.00
$68.00	70.00%	70.00%	$1,700.00
$64.00	60.00%	60.00%	$1,600.00
$60.00	50.00%	50.00%	$1,500.00
$56.00	40.00%	40.00%	$1,400.00
$52.00	30.00%	30.00%	$1,300.00
$48.00	20.00%	20.00%	$1,200.00
$44.00	10.00%	10.00%	$1,100.00
$42.00	5.00%	5.00%	$1,050.00
$40.00	0.00%	0.00%	$1,000.00
$39.60	-1.00%	-1.00%	$990.00
$38.00	-5.00%	-5.00%	$950.00
$36.00	-10.00%	-10.00%	$900.00
$32.00	-20.00%	-10.00%	$900.00
$28.00	-30.00%	-10.00%	$900.00
$24.00	-40.00%	-10.00%	$900.00
$20.00	-50.00%	-10.00%	$900.00
$16.00	-60.00%	-10.00%	$900.00
$12.00	-70.00%	-10.00%	$900.00
$8.00	-80.00%	-10.00%	$900.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of one share of the Index Fund increases from the Initial Share Price of $40 to a Final Share Price of $48. Because the Final Share Price of $48 is greater than the Initial Share Price of $40, and because the product of $1,000 plus $1,000 × the Index Fund Return × the Participation Rate is not greater than the maximum payment at maturity of $1,850, the final payment at maturity is equal to $1,200 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × [($48 – $40)/$40] × 100%) = $1,200

Example 2: The closing price of one share of the Index Fund increases from the Initial Share Price of $40 to a Final Share Price of $76. Because the Final Share Price of $76 is greater than the Initial Share Price of $40, and because the product of $1,000 plus $1,000 × the Index Fund Return × the Participation Rate is greater than the maximum payment at maturity of $1,850, the final payment at maturity is equal to $1,850 for each $1,000 principal amount note, the maximum payment on the notes.

Example 3: The closing price of one share of the Index Fund decreases from the Initial Share Price of $40 to a Final Share Price of $38. Because the Final Share Price of $38 is lower than the Initial Share Price of $40, and because the product of $1,000 plus $1,000 × the Index Fund Return is greater than $900, the final payment at maturity is equal to $950 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × [($38 – $40)/$40]) = $950

Example 4: The closing price of one share of the Index Fund decreases from the Initial Share Price of $40 to a Final Share Price of $28. Because the Final Share Price of $28 is lower than the Initial Share Price of $40, and because the product of $1,000 plus $1,000 × the Index Fund Return is less than $900, the final payment at maturity is equal to $900 for each principal amount note.

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns and payouts shown above would likely be lower.

JPMorgan Structured Investments —	PS-5
Capped Notes Linked to the iShares® MSCI Emerging Markets Index Fund

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the weekly closing price of one share of the Index Fund from January 6, 2006 through August 12, 2011. The closing price of one share of the Index Fund on August 17, 2011 was $42.17. We obtained the Index Fund closing prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices set forth in the graph below have been adjusted for a 3-for-1 stock split that went effective on July 24, 2008. The historical closing prices per share of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price per share of the Index Fund on any of the Ending Averaging Dates. We cannot give you assurance that the performance of the Index Fund will result in a payment at maturity in excess of $900 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to the Company, when the notes offered by this amended and restated pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to Federal law, New York law and the Delaware General Corporation Law. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 29, 2011, which has been filed as an exhibit to a Current Report on Form 8-K filed by the Company on April 29, 2011.

JPMorgan Structured Investments —	PS-6
Capped Notes Linked to the iShares® MSCI Emerging Markets Index Fund